Exhibit 99.8

Execution Version

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (the “Agreement”) is made as of November 24, 2023, by and among (i) Jian Tang (the “Chairman”), (ii) Igomax Inc., a British Virgin Islands company wholly owned by the Chairman (“Igomax”), (iii) Wing Hong Sammy Hsieh (the “Co-Founder,” and together with the Chairman, the “Founders”), (iv) Bubinga Holdings Limited, a British Virgin Islands company wholly owned by the Co-Founder (“Bubinga,” and together with the Chairman, Igomax and the Co-Founder, the “Founder Parties”), (v) Huang Jianjun, (vi) Rise Chain Investment Limited, a British Virgin Islands company wholly owned by Huang Jianjun (“Rise Chain”, together with Huang Jianjun, the “Sponsor Parties,” (vii) TSH Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and (viii) TSH Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). Each of the Founder Parties, Sponsor Parties, Parent and Merger Sub is referred to herein as a “Party”, and collectively, the “Parties”. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Section 8.1 hereof.

WHEREAS, on the date hereof, Parent, Merger Sub and iClick Interactive Asia Group Limited, a company incorporated under the laws of the Cayman Islands (the “Target”) have executed an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Target (the “Merger”, and together with other transactions contemplated by the Merger Agreement, the Equity Commitment Letter, the Facility Agreement, the Support Agreement, the Limited Guarantee and this Agreement, the “Transactions”), with the Target becoming the surviving entity and a wholly owned subsidiary of Parent (the “Surviving Company”);

WHEREAS, prior to or on the date hereof, the Sponsor Parties entered into a letter agreement (the “Equity Commitment Letter”) in favor of Parent, pursuant to which each of the Sponsor Parties agrees, subject to the terms and conditions set forth therein, to purchase, directly or indirectly, certain equity interests of Parent prior to the closing of the Merger (the “Closing”) in connection with the Transactions (the “Equity Commitment”);

WHEREAS, prior to or on the date hereof, New Age SP II, a segregated portfolio under New Age SPC, a Cayman Islands-registered segregated portfolio company (the “Lender”) executed a facility agreement with Parent (the “Facility Agreement”), pursuant to which the Lender has agreed, subject to the terms and conditions set forth therein, to make available to Parent the secured term loan facility described therein immediately prior to the Closing in connection with the Merger;

WHEREAS, prior to or on the date hereof, the Founder Parties, the Sponsor Parties and certain other parties named therein (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”) and Parent entered into a support agreement, pursuant to which each Rollover Shareholder agreed, subject to the terms and conditions set forth therein, to the cancellation of certain Target Ordinary Shares and to subscribe for or otherwise receive certain equity interests of Parent at or immediately prior to the Closing in connection with the Transactions and to vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Support Agreement”);

WHEREAS, prior to or on the date hereof, Rise Chain entered into a limited guarantee in favor of the Target, guaranteeing certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Limited Guarantee”); and

WHEREAS, the Parties wish to agree to certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among them with respect to the Transactions.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Agreements Among the Parties

1.1. Cooperation among Parties. Each of the Parties agrees to cooperate with each other in good faith and to use commercially reasonable efforts to take any action or refrain from taking any action, in each case, that is required or necessary for Parent and Merger Sub to consummate the Merger, in accordance with the terms of this Agreement and any other agreement to which such Party is a party.

1.2. Authority of Parent and Merger Sub. Without limiting the generality of Section 1.1, the Founder Parties and the Sponsor Parties (collectively, the “Requisite Parties”) may cause each of Parent and Merger Sub to take any action, subject to compliance with this Agreement, permitted under this Agreement, and, except as otherwise set forth herein, Parent and Merger Sub shall take only those actions approved by the Requisite Parties.

1.3. Actions under the Merger Agreement. The Requisite Parties may jointly cause Parent and Merger Sub to take any action or refrain from taking any action in order for each of Parent and Merger Sub to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement or any other action with respect to the Merger Agreement, including, without limitation, (i) determining that the conditions to closing specified in Sections 7.01 and 7.02 of the Merger Agreement (the “Closing Conditions”) have been satisfied, (ii) waiving compliance with any agreement or condition in the Merger Agreement (including any Closing Condition), (iii) amending or modifying the Merger Agreement, and (iv) determining to close the Merger (collectively, the “Reserved Matters”). Parent and Merger Sub shall not, and no other Party shall permit Parent or Merger Sub to, carry out any Reserved Matter unless such action has been approved in advance in writing by the Requisite Parties. Each of Parent and Merger Sub agrees not to take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement. Notwithstanding any provision of this Agreement to the contrary, from and after the time any Sponsor Party becomes a Failing Investor (as defined below), the approval or consent of the Sponsor Parties shall not be required for any purposes under this Agreement.

1.4. Equity Financing.

(a) Each of the Sponsor Parties agrees that it will not amend or modify the Equity Commitment Letter, or withdraw, terminate or rescind in any respect its obligation to fund the Equity Commitment set forth therein, in each case, except as expressly permitted in the Equity Commitment Letter.

(b) No Sponsor Party shall assign or delegate, directly or indirectly, in whole or in part, its obligations and rights under the Equity Commitment Letter without the express prior written consent of Parent (acting at the direction of the Founder Parties); provided, that a Sponsor Party may assign or delegate all or a portion of its obligations to fund the Equity Commitment to any of such Sponsor Party’s Affiliates; provided, further, that such assignee or delegate has certified in writing to Parent prior to such assignment or delegation that it agrees to accept and undertake any and all assigned or delegated obligations hereunder and that it is capable of performing all of its obligations hereunder; provided, finally, that any such assignment or delegation shall not relieve such Sponsor Party of its obligations under the Equity Commitment Letter to the extent not performed by such Sponsor Party’s Affiliate.

(c) In the event that (i) (A) the Founder Parties reasonably determine that the Closing Conditions have all been satisfied or validly waived or (B) an award of specific performance to fund a Sponsor Party’s Equity Commitment is granted under Section 9.08 of the Merger Agreement, and (ii) a Sponsor Party: (x) does not fund all or any portion of such Sponsor Party’s Equity Commitment as set forth in the Equity Commitment Letter or (y) asserts in writing its unwillingness to fund all or any portion of its Equity Commitment as is set forth in the Equity Commitment Letter (each, a “Funding Breach” and such Sponsor Party who commits such Funding Breach hereinafter a “Failing Investor”), in addition to any other rights that Parent, Merger Sub or the Founder Parties may have under this Agreement, the Equity Commitment Letter or under any other agreement, whether at law or equity, the Founder Parties may cause Parent or Merger Sub to enforce the provisions of the Equity Commitment Letter, and Parent or Merger Sub shall enforce the provisions of the Equity Commitment Letter at the direction of the Founder Parties.

1.5. Facility Agreement. Merger Sub agrees that (a) it shall not amend or modify the Facility Agreement and any other Financing Documents without the prior written consent of the Requisite Parties, and (b) it shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to enforce its rights under the Facility Agreement and any other Financing Documents in accordance with the terms of the Merger Agreement and the Facility Agreement and any other Financing Documents. To the extent practicable, each of the Parties shall use reasonable best efforts to (i) furnish the Lender set forth in the Facility Agreement with financial, know-your-client and other pertinent information relevant to the financial condition, business, operations and assets of the Target, as may be reasonably requested by such Lender during the period prior to full delivery of the loaned funds to the Paying Agent under the terms of the Debt Financing and the Merger Agreement, and (ii) take all corporate or other actions reasonably requested by such Lender to permit the consummation of the Debt Financing, including facilitating the pledging of collateral and, in connection therewith, executing and delivering any pledge and security documents, other definitive financing documents or certificates, or other documents as may be reasonably requested by such Lender during the period prior to full delivery of the loaned funds to the Paying Agent under the terms of the Debt Financing and the Merger Agreement.

1.6. Support Agreement. Parent shall, at the direction of the Requisite Parties (other than any party that it will be enforced against), enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement.

1.7. Consummation of the Transactions.  Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the Founder Parties or Sponsor Parties to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Requisite Parties, desirable for the consummation of the Transactions. In the event that the Closing Conditions are satisfied or waived in accordance with the terms of the Merger Agreement and this Agreement, and Parent and Merger Sub are obligated to consummate the Merger in accordance with the terms of the Merger Agreement, the Founder Parties shall have the right to terminate the participation in the Transactions by any Failing Investor; provided, that such termination shall not affect the rights or remedies of Parent, Merger Sub and the Founder Parties against such Failing Investor with respect to a Funding Breach.

1.8. Shareholders’ Agreement. Each of the Founder Parties, Sponsor Parties and Parent shall take (or cause to be taken) all actions, if any, required to be taken, to negotiate in good faith and enter into a shareholders’ agreement concurrently with or immediately following the Closing to the Requisite Parties’ reasonable satisfaction.

2.	Transaction Fees and Costs.

2.1. Sponsor Parties’ Obligation to Financing. The Sponsor Parties agree that they shall (a) fund the Equity Commitment in full prior to or at the Closing pursuant to the terms of the Equity Commitment Letter and the Merger Agreement, (b) ensure that the Debt Financing (or Alternative Financing, where applicable) will be funded in full immediately prior to or at the Closing, and (c) ensure that the aggregate amount of the Equity Commitment and the Debt Financing (or Alternative Financing, where applicable) is adequate for Parent to pay (or cause to be paid) the Merger Consideration and any other amounts payable by Parent, Merger Sub and/or the Surviving Company under the Merger Agreement.

2.2. Parent Termination Fee; Company Reimbursement. Notwithstanding any provision contained in the Consortium Agreement to the contrary, the Sponsor Parties agree that (a) they shall pay (or cause to be paid) in full, for and on behalf of Parent, the Parent Termination Fee and, if applicable, the Company Reimbursement, in each case, pursuant to the terms of the Merger Agreement and the Limited Guarantee, and (b) in no event shall any Founder Parties be responsible for any portion of Parent Termination Fee or Company Reimbursement.

2.3. Company Termination Fee. Notwithstanding any provision contained in the Consortium Agreement to the contrary, the Sponsor Parties shall be entitled to 100% of the Company Termination Fee (if any).

3.	Termination

3.1. Termination Events. This Agreement shall become effective on the date hereof. Subject to Section 3.2 (a), this Agreement shall automatically terminate with respect to all Parties upon the earliest to occur of (a) the Closing, (b) the termination of the Merger Agreement, and (c) a written agreement between the Founder Parties and Rise Chain to terminate this Agreement; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

3.2. Effect of Termination.

(a) Upon termination of this Agreement pursuant to Section  3.1, Section 2 (Transaction Fees and Costs), Section 3 (Termination), Section 4 (Announcements and Confidentiality), Section 5 (Notices) and Section 7 (Miscellaneous) shall continue to bind the Parties.

(b) Other than as set forth in Section 3.1 and Section 3.2 (a), the Parties shall not otherwise be liable to each other in relation to this Agreement following the termination of this Agreement.

4.	Announcements and Confidentiality

4.1. Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the Requisite Parties, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the Requisite Parties, and each of them has had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

4.2. Confidentiality.

(a) Except as permitted under Section  4.3, each Party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transactions.

(b) Subject to Section 4.2 (c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information (other than any electronic data stored on the back-up tapes of the Recipient’s hardware) at the option of the Recipient.

(c) Each Party may retain in a secure archive a copy of the Confidential Information referred to in Section 4.2 (b) if the Confidential Information is required to be retained by such Party for regulatory purposes or in connection with a bona fide document retention policy.

(d) Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section  4.2 shall continue to apply for a period of 12 months following termination of this Agreement pursuant to Section 3.1, unless otherwise agreed in writing.

4.3. Permitted Disclosures. A Party may make disclosures (a) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to the Sponsor Parties, potential sources of capital), but only on a confidential and need-to-know basis or, alternatively with respective to a Representative, if such Representative is otherwise bound by applicable law or rules of professional conduct to keep such information confidential; or (b) if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

5.	Notices

5.1. Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier or electronic mail, to the address provided under such other Party’s signature page hereto, or to such other address or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

6.	Representations and Warranties

6.1. Authority; Enforceability; No Conflict; No Broker. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof except to the extent that such enforcement is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application and general principles of equity; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound, or any office such Party holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets (excepting with respect to those contemplated under the Facility Agreement); and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Party.

6.2. Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Section  6.1 and have been induced by them to enter into this Agreement.

7.	Miscellaneous

7.1. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter; provided, that unless otherwise expressly amended by this Agreement, the Consortium Agreement, dated December 20, 2022, by and among the Founder Parties and Sponsor Parties shall remain valid in accordance with its terms; provided, further, that in the event there is any inconsistency between this Agreement and the Consortium Agreement, this Agreement shall prevail to the extent of such inconsistency.

7.2. Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

7.3. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

7.4. Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.5. Assignment; No Third-Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided, that each of the Sponsor Parties may assign its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates, but no such assignment shall relieve such Sponsor Party from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

7.6. No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

7.7. Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

7.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Hong Kong.

7.9. Dispute Resolution.

(a) Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (‘‘HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section  7.8. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English, and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree to the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7.9, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for therein. Such application shall also be governed by, and construed in accordance with, the laws of Hong Kong.

7.10. Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone may not be an adequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

7.11. Limitation on Liability. The obligation of each Party under this Agreement is several (and not joint or joint and several); provided, that the obligations of the Chairman and Igomax under this Agreement shall be joint and several as between them, the obligations of the Co-Founder and Bubinga shall be joint and several as between them, and the obligations of Huang Jianjun and Rise Chain shall be joint and several as between them.

8.	Definitions and Interpretations

8.1. Definitions. In this Agreement, unless the context requires otherwise:

“Advisors” means the advisors and/or consultants of Parent, Merger Sub and the Parties, in each case appointed in connection with the Transactions.

“Affiliate” means, with respect to any person (the “Subject Person”), (a) in the case of a person other than a natural person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other person that directly or indirectly is Controlled by the Subject Person or is a Relative of the Subject Person or any person directly or indirectly Controlled by such Relative. “Affiliates” and “Affiliated” shall be construed accordingly. For the avoidance of doubt, the Target should not be deemed an Affiliate of any Founder Party for the purposes of this Agreement.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong, Cayman Islands and New York, New York, for the transaction of normal banking business.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transactions, unless such information (i) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, (ii) is or becomes publicly available other than through a breach of this Agreement by such Party, (iii) is provided to such Party by a third party which is not known by such receiving Party to be bound by a duty of confidentiality to the disclosing Party, or (iv) is developed independently by or for the receiving Party without using any other Confidential Information, and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement, the Merger Agreement and any other definitive documents in connection with the Transactions.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Representative” of a Party means such Party’s employees, directors, officers, partners, members, nominees, agents, advisors (including, but not limited to legal counsel, accountants, consultants and financial advisors), potential sources of equity or debt financing, and any representatives of the foregoing. The Representatives shall include the Advisors.

“Relative” of a natural person means the spouse (including cohabitant) of such person and any parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person or spouse.

“Target Ordinary Shares” means the issued and outstanding ordinary shares, par value US$0.001 per share, of the Target.

8.2. Headings. Section, article and paragraph headings are inserted for ease of reference only and shall not affect construction.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Igomax Inc.

By:	/s/ Jian Tang
Name:	Jian Tang
Title:	Director

Notice details:

Address: 7/F, Block B, HueTeng Century Park Headquarters, Gaobeidian, Chaoyang District, Beijing, China

Attention: Jian Tang
Email: Jian.tang@i-click.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Jian Tang

/s/ Jian Tang

Notice details:

Address: 7/F, Block B, HueTeng Century Park Headquarters, Gaobeidian, Chaoyang District, Beijing, China

Attention: Jian Tang
Email: Jian.tang@i-click.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Bubinga Holdings Limited

By:	/s/ Wing Hong Sammy Hsieh
Name:	Wing Hong Sammy Hsieh
Title:	Director

Notice details:

Address: 15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong, China

Attention: Wing Hong Sammy Hsieh
Email: sammy.hsieh@i-click.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Wing Hong Sammy Hsieh

/s/ Wing Hong Sammy Hsieh

Notice details:

Address: 15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong, China

Attention: Wing Hong Sammy Hsieh
Email: sammy.hsieh@i-click.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Rise Chain Investment Limited

By:	/s/ Huang Jianjun
Name:	Huang Jianjun
Title:	Director

Notice details:

Address: c/o Jinyang International Consulting Limited, Room 605, 6/F, Fa Yuen Commercial Building, 75-77 Fa Yuan Street, Mongkok, Kowloon, Hong Kong

Attention: Jianjun Huang
Email: admin@risechainltd.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Huang Jianjun

/s/ Huang Jianjun

Notice details:

Address: c/o Jinyang International Consulting Limited, Room 605, 6/F, Fa Yuen Commercial Building, 75-77 Fa Yuan Street, Mongkok, Kowloon, Hong Kong

Attention: Jianjun Huang
Email: admin@risechainltd.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

TSH Investment Holding Limited

By:	/s/ Jian Tang
Name:	Jian Tang
Title:	Director

Notice details:

Address: Room 2815c, 28/F, Metropole Square, No.2 On Yiu Street, Shek Mun, N.T., Hong Kong

Attention: Mr. Kin Ho Philip Chan
Email: info@risechainltd.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

TSH Merger Sub Limited

By:	/s/ Jian Tang
Name:	Jian Tang
Title:	Director

Notice details:

Address: Room 2815c, 28/F, Metropole Square, No.2 On Yiu Street, Shek Mun, N.T., Hong Kong

Attention: Mr. Kin Ho Philip Chan
Email: info@risechainltd.com

[Signature Page to Interim Investors Agreement]